For Immediate Release March 20, 2006	Media Contact:	Andrea Smith 702-367-5843
	Analyst Contact:	Britta Carlson 702-367-5624
Sierra Pacific Power Company Prices Private Offering of General and Refunding Mortgage
Notes to Refinance Higher Coupon Debt
Reno, Nev. — Sierra Pacific Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP), announced today that it priced a private offering of $300 million principal amount of its 6.00% General and Refunding Mortgage Notes, Series M, due 2016. The notes are expected to be delivered on or about March 23, 2006.
Proceeds from the offering will be used to repay $173 million outstanding under Sierra Pacific Power’s $250 million revolving credit facility, which amount was borrowed to fund the early redemption of $110 million of its Series A Medium-Term Notes and $58 million of its Series B Medium-Term Notes, including associated redemption premiums of approximately $5 million; to repay $50 million of its maturing Series C Medium-Term Notes; and to redeem $50 million of Series A Preferred Stock, including redemption premiums of approximately $1 million. The remaining approximately $26 million of proceeds will be used for general corporate purposes and fees and expenses associated with the offering.
The notes will be secured by the lien of the Company’s General and Refunding Mortgage Indenture, which constitutes a lien on substantially all of the Company’s real property and tangible personal property located in the State of Nevada. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available. This press release does not constitute an offer to sell these notes, nor a solicitation for an offer to purchase these notes, nor is it a solicitation of any proxy or consent for any purpose.
Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of

California. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
This press release may contain forward-looking statements regarding the future performance of the Company within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. If the Company is unable to consummate the offering of the notes in a timely manner, its liquidity will be adversely affected. Additional cautionary statements regarding other factors that could have an effect on the future performance of the Company are contained in the Company’s 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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